Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 RESULTS

The Woodlands, Texas (February 28, 2012) – TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced fourth quarter 2011 results from continuing operations attributable to TETRA stockholders of a loss of $(0.33) per fully diluted share compared to a loss of $(0.83) per fully diluted share reported in the fourth quarter of 2010. Such results for the fourth quarter of 2011 include pretax special charges of $1.2 million and a pretax loss by the Maritech segment of $44.7 million that aggregate to approximately $0.39 per share after tax, compared to special charges totaling $109 million of pretax income, or approximately $0.93 per share after tax, related to asset impairments, oil and gas property impairments and other special charges in the fourth quarter of 2010.

Consolidated revenues for the quarter ended December 31, 2011 were $186.2 million versus $213.2 million in the fourth quarter of 2010. Total gross profit was a loss of $(7.3) million in the fourth quarter of 2011 versus a loss of $(68.0) million in the fourth quarter of 2010. Income before discontinued operations was a loss of $(24.5) million in the fourth quarter of 2011 versus $(62.6) million in the comparable period of 2010. Net income (loss) attributable to TETRA stockholders was $(25.1) million in 2011’s fourth quarter versus $(62.9) million in 2010’s fourth quarter. The foregoing results include the impact of the Maritech segment. As indicated below, management believes that it is helpful to an understanding of the Company’s business going forward to present financial results excluding the impact of Maritech. Such results, reconciled to the nearest GAAP financial measures, are included at the end of this press release.

Consolidated results per share from continuing operations attributable to TETRA stockholders for the fourth quarter of 2011 were a loss of $(0.33) with 76.9 million weighted average diluted common shares outstanding versus a loss of $(0.83) with 75.7 million weighted average diluted common shares outstanding in the fourth quarter of 2010. As of December 31, 2011, total debt was $305.0 million and cash was $204.4 million.

Divisional pretax earnings (loss) from continuing operations in the fourth quarter of 2011 versus the fourth quarter of 2010 were: Fluids Division – $8.2 million in 4Q 2011 and a loss of $(2.1) million in 4Q 2010; Production Testing – $11.3 million in 4Q 2011 and $4.0 million in 4Q 2010; Compressco – $4.1 million in 4Q 2011 and $3.3 million in 4Q 2010; Offshore Services – a loss of $(4.2) million in 4Q 2011 and a loss of $(25.5) million in 4Q 2010; and, Maritech – a loss of $(44.7) million in 4Q 2011 and a loss of $(64.5) million in 4Q 2010.

Financial data comparing the fourth quarter and full-year 2011 to prior quarterly and annual periods is available in the accompanying financial tables.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “Our results for the fourth quarter of 2011 reflect the positive growth trends we are experiencing in certain of our onshore U.S. markets as well as the unusually poor weather conditions that challenged our Offshore Services segment during the period.

“For the Fluids Division, our sequential improvement in profitability during the fourth quarter was driven by a combination of factors. First, our onshore U.S. services operations, which are focused primarily on shale activity, continued to be strong. We expect this market to continue to be a growth area for the Fluids Division, driven by high activity levels particularly on oil-related projects. In addition, activity in our Gulf of Mexico operations increased in the fourth quarter as permitting conditions improved and certain projects moved forward. Production rates at our El Dorado, Arkansas calcium chloride plant also improved again in the fourth quarter.

“Our Production Testing segment also reported a sequential increase in profitability for the fourth quarter, driven by strong demand in our onshore U.S. market, which is focused primarily on shale activity. Our fourth quarter results benefited from the additional capital invested in this segment during 2011, and we plan to continue that investment during 2012.

“Compressco’s profitability improved sequentially during the fourth quarter due to increased utilization in our U.S. operations and continued growth in our international markets. During 2012, we will continue to focus on applications for associated gas from liquids production, vapor recovery and electrically driven services in the U.S. market, and additional growth in Latin America generated by our capital investment in that market during 2011. As we enter 2012, Compressco continues to be challenged by increased fuel, maintenance and labor costs, as well as increased administrative costs. However, we have taken steps to mitigate these challenges by reorganizing Compressco’s field service organization and continuing to focus on supply chain management.

“During the fourth quarter, our Offshore Services segment was negatively impacted by adverse seasonal weather conditions in the Gulf of Mexico that primarily affected utilization of our heavy lift assets. The segment’s fourth quarter results were also impacted by $1.2 million of charges related to preparation activities for the TETRA Hedron and asset impairments. Despite the poor weather conditions, we are very pleased with the TETRA Hedron’s initial work performance. The backlog for the TETRA Hedron has continued to increase, and we believe that we will be close to full utilization of that asset during the second and third quarters of this year.

“Our Maritech segment’s current and estimated future well abandonment and decommissioning costs increased by $40.1 million during the fourth quarter. These increased liabilities, primarily on two non-operated properties, drove the segment’s negative profitability for the period. During 2012, we will continue to focus on reducing Maritech’s abandonment and decommissioning liabilities, with the objective of completing the majority of those activities within the current year. We have already accomplished our primary goal of reducing our overall risk exposure by plugging virtually all of the wells operated by Maritech.

“At year-end, our cash balance was $204.4 million. Excluding restricted cash and $17.5 million of cash attributable to Compressco, net debt as of December 31, 2011 was $118.1 million (net debt is a non-GAAP financial measure that is reconciled to the nearest GAAP financial measure below). This gives us a very favorable position from which to pursue acquisitions. Our continued belief that we will have substantial investment opportunities during 2012 is demonstrated by the significant amount of growth capital noted in our 2012 guidance, and our continued focus on acquisition opportunities,” concluded Mr. Brightman.

As a result of Maritech’s sale of a significant portion of its oil and gas properties during 2011, the Company believes it will be helpful to provide adjusted financial results that exclude the impact of Maritech. These results are intended to show TETRA’s historical results of operations on a basis that is consistent with expected operations going forward. Set forth below in this press release under Reconciliation of Non-GAAP Financial Measures is a presentation of TETRA’s consolidated revenues excluding Maritech, consolidated gross profit excluding Maritech, and consolidated income before taxes and discontinued operations excluding Maritech and oil and gas derivative ineffectiveness, all of which are non-GAAP financial measures that are reconciled to the nearest GAAP measures in the presentation.

TETRA will host a conference call to discuss fourth quarter 2011 results today, February 28, 2012, at 10:30 am ET. Stuart M. Brightman, TETRA’s President and Chief Executive Officer, and Joseph M. Abell, TETRA’s Chief Financial Officer, will host the call. The phone number for the call is 800/860-2442. The conference will also be available by live audio webcast and may be accessed through TETRA’s website at www.tetratec.com.

TETRA is a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operational business segments for 2012, anticipated benefits from the Company’s acquisition of the TETRA Hedron derrick barge including expected demand for the barge’s services, projections concerning the Company’s business activities in the Gulf of Mexico, including potential future benefits from increased regulatory oversight of well abandonment and decommissioning activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In Thousands)

Revenues	$186,182	$213,249	$845,275	$872,678
Gross profit	(7,335)	(67,998)	90,510	43,707

General and administrative expense	28,999	27,794	113,273	100,132
Interest expense, net	4,078	4,554	16,439	17,304
Gain (loss) on sale of assets	(1,110)	(383)	58,674	(89)
Other income (expense)	1,412	(1,870)	(13,239)	25
Income (loss) before taxes and
discontinued operations	(40,110)	(102,599)	6,233	(73,793)
Provision (benefit) for income taxes	(15,621)	(39,996)	751	(30,468)
Income before discontinued operations	(24,489)	(62,603)	5,482	(43,325)
Loss from discontinued operations, net of taxes	(1)	(272)	(64)	(393)
Net income (loss)	(24,490)	(62,875)	5,418	(43,718)
Net (income) attributable to noncontrolling interest	(609)	-	(1,271)	-
Net income (loss) attributable to TETRA stockholders	$(25,099)	$(62,875)	$4,147	$(43,718)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income (loss) before discontinued operations
attributable to TETRA stockholders	$(0.33)	$(0.83)	$0.05	$(0.57)
Loss from discontinued operations attributable
to TETRA stockholders	(0.00)	(0.00)	(0.00)	(0.01)
Net income (loss) attributable to TETRA stockholders	$(0.33)	$(0.83)	$0.05	$(0.58)
Weighted average shares outstanding	76,911	75,748	76,616	75,539

Diluted per share information:
Income (loss) before discontinued operations
attributable to TETRA stockholders	$(0.33)	$(0.83)	$0.05	$(0.57)
Loss from discontinued operations attributable
to TETRA stockholders	(0.00)	(0.00)	(0.00)	(0.01)
Net (loss) income attributable to TETRA stockholders	$(0.33)	$(0.83)	$0.05	$(0.58)
Weighted average shares outstanding	76,911	75,748	77,991	75,539

Depreciation, depletion and amortization (A)	$20,022	$102,090	$110,577	$236,889
 (A) DD&A information for 2011 and 2010 includes asset impairments under successful efforts accounting.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In Thousands)
Revenues by segment:
Fluids Division	$72,948	$72,885	$304,536	$276,337
Production Enhancement Division
Production Testing	37,747	28,130	139,756	103,995
Compressco	26,558	20,132	95,768	81,413
Production Enhancement Division total	64,305	48,262	235,524	185,408
Offshore Division
Offshore Services	59,795	48,580	287,300	274,200
Maritech	3,391	55,007	82,740	200,559
Intersegment eliminations	(14,380)	(11,234)	(65,036)	(62,526)
Offshore Division total	48,806	92,353	305,004	412,233
Corporate overhead	126	-	292	-
Eliminations and other	(3)	(251)	(81)	(1,300)
Total revenues	$186,182	$213,249	$845,275	$872,678

Gross profit by segment:
Fluids Division	$13,772	$4,712	$57,470	$38,984
Production Enhancement Division
Production Testing	12,939	5,868	46,889	22,205
Compressco	8,703	5,989	31,035	28,672
Production Enhancement Division total	21,642	11,857	77,924	50,877
Offshore Division
Offshore Services	(45)	(20,898)	33,394	21,695
Maritech	(42,079)	(62,782)	(75,762)	(65,055)
Intersegment eliminations	-	(76)	109	444
Offshore Division total	(42,124)	(83,756)	(42,259)	(42,916)
Eliminations and other	(625)	(811)	(2,625)	(3,238)
Total gross profit	$(7,335)	$(67,998)	$90,510	$43,707

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In Thousands)
Income before taxes and discontinued operations by segment:
Fluids Division	$8,155	$(2,140)	$32,076	$15,953
Production Enhancement Division
Production Testing	11,295	3,975	35,969	15,024
Compressco	4,110	3,346	15,799	17,513
Production Enhancement Division total	15,405	7,321	51,768	32,537
Offshore Division
Offshore Services	(4,212)	(25,487)	18,455	4,664
Maritech	(44,673)	(64,546)	(26,275)	(69,119)
Intersegment eliminations	55	(77)	1,802	443
Offshore Division total	(48,830)	(90,110)	(6,018)	(64,012)
Corporate overhead	(14,840)	(17,670)	(71,593)	(58,271)
Total income before taxes and discontinued
operations	$(40,110)	$(102,599)	$6,233	$(73,793)

	December 31, 2011	December 31, 2010
	(In Thousands)
Balance Sheet:
Cash (excluding restricted cash)	$204,412	$65,360
Accounts receivable, net	141,537	161,864
Inventories	99,985	104,305
Other current assets	82,567	83,409
PP&E, net	529,301	739,870
Other assets	145,508	144,820
Total assets	$1,203,310	$1,299,628

Current portion of decommissioning liabilities	$105,008	$72,265
Other current liabilities	127,357	144,567
Long-term debt	305,000	305,035
Long-term portion of decommissioning liabilities	34,827	200,550
Other long-term liabilities	62,030	60,888
Equity	569,088	516,323
Total liabilities and equity	$1,203,310	$1,299,628

Reconciliation of Non-GAAP Financial Measures

This press release refers to net debt, revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness, all of which are financial measures not derived in accordance with generally accepted accounting principles, or “GAAP.”

As a supplement to financial results prepared in accordance with GAAP, the Company has provided the following tables which contain results excluding the impact of Maritech. The tables also include reconciliations of revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness to the appropriate GAAP financial measures. The Company’s management views revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness as appropriate measures to evaluate its results of operations following the sales of Maritech oil and gas producing properties that occurred during 2011. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for revenues, gross profit, income before taxes, earnings per share or other measures of financial performance presented in accordance with GAAP. Reconciliations of revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and

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oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness for the three and twelve month periods ended December 31, 2011 and December 31, 2010 are provided below. These results have not been adjusted to exclude the $1.2 million charge to earnings by our Offshore Services segment associated with preparation activities for the TETRA Hedron vessel and asset impairments during the three month period ended December 31, 2011.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In Thousands, Except Per Share Amounts)

Consolidated revenues	$186,182	$213,249	$845,275	$872,678
Less: Maritech revenues	(3,391)	(55,007)	(82,740)	(200,559)
Consolidated revenues excluding Maritech	$182,791	$158,242	$762,535	$672,119

Consolidated gross profit (loss)	$(7,335)	$(67,998)	$90,510	$43,707
Less: Maritech gross (profit) loss	42,079	62,782	75,762	65,055
Consolidated gross profit (loss)
excluding Maritech	$34,744	$(5,216)	$166,272	$108,762

Consolidated income (loss) before taxes and
discontinued operations	$(40,110)	$(102,599)	$6,233	$(73,793)
Less: Maritech (income) loss before taxes	44,673	64,546	26,275	69,119
Less: Derivative ineffectiveness	-	384	13,947	152
Consolidated income (loss) before taxes and
discontinued operations excluding Maritech and
derivative ineffectiveness	$4,563	$(37,669)	$46,455	$(4,522)

Diluted per share information:
Net income attributable to TETRA stockholders	$(0.33)	$(0.83)	$0.05	$(0.58)
(Income) loss for Maritech	0.38	0.53	0.22	0.57
(Income) loss for derivative ineffectiveness	-	0.00	0.12	0.00
Net income (loss) attributable to TETRA stockholders
excluding Maritech and derivative ineffectiveness	$0.05	$(0.30)	$0.39	$(0.01)

The following reconciliation of net debt is also presented as a supplement to financial results prepared in accordance with GAAP. The Company defines net debt as the sum of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding the debt and cash of Compressco Partners, L.P. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of long-term debt to net debt as of December 31, 2011 and December 30, 2010 is provided below.

	December 31, 2011	December 31, 2010
	(In Thousands)
Net Debt:
Total debt	$305,035	$305,035
Less: cash, excluding Compressco
Partners' cash	(186,936)	(65,360)
Net debt	$118,099	$239,675

These reconciliations are not a substitute for financial information prepared in accordance with GAAP and should be considered within the context of the complete financial results for the given period.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com